LICENSE AGREEMENT


     THIS AGREEMENT (the "Agreement") dated as of April ___, 1999 by and between HAEMACURE CORPORATION, a corporation organized and existing under the laws of Quebec, Canada having its main office at _____________________ Quebec, Canada _______, (hereinafter referred to as "HAE" or the "Licensor") and ZLB CENTRAL LABORATORY BLOOD TRANSFUSION SERVICE SRC, a foundation organized and existing under the laws of Switzerland, having its main office and place of business at Wankdorfstrasse 10, of 3000 Bern 22, (hereinafter referred to as "ZLB" or the "Licensee"), (HAE and ZLB are hereinafter jointly referred to as "the Parties").

                                    RECITALS:

     A. WHEREAS, ZLB develops, manufactures and sells blood products and derivatives and has the respective expertise;

     B. WHEREAS, HAE has developed certain technology and know-how relating to a fibrin sealant product. HAE is the owner of certain Patent Rights (as hereinafter defined) having claims covering inventions and improvements relating to HAE's technology relating to this fibrin sealant product;

     C. WHEREAS, HAE and ZLB entered into a Cooperation and License Agreement dated March 29, 1996 in order to (i) further develop and scale-up the manufacturing process in respect of the Initial Product (as hereinafter defined) incorporating the HAE Technology (as hereinafter defined) and Patent Rights and
(ii) conduct clinical testing of the Initial Product;

     D. WHEREAS, HAE and ZLB both contributed technology regarding the scale-up and commercial manufacturing of the Initial Product;

     E. WHEREAS, ZLB desires to obtain, and HAE is willing to grant, a non-exclusive right and license to manufacture, use and market on a worldwide basis the Products (as hereinafter defined) for the financial consideration and royalties described herein, as well as HAE desires to obtain, and ZLB is willing to grant, a non-exclusive cross-license to HAE to use, market and promote Products on a world-wide basis.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of premises and covenants hereinafter set forth, the parties hereto agree as follows:

1.   DEFINITIONS

     As used in this Agreement, the following terms have the following meanings respectively;

     1.1 "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes hereof, the term "control" (including, with its correlative meanings, the terms "controlled by": and "under common control with"), with respect to any Person, means the possession, directly or indirectly, of the power or direct or cause the direction of the management and policies of such Person (whether through the ownership of voting securities, by contract or otherwise); provided, that in each event in which any Person owns directly or indirectly more than 30% of the securities having ordinary voting power forth election of directors or other governing body of a corporation or more than 30% of the ownership interest of any other Person, such Person shall be deemed to control such corporation or other Person.

     1.2 "Bio-Material Projects" shall mean the projects regarding fibrin sealant products as described on Exhibit A hereto with Nycomed Amersham and Quadrant Healthcare (UK) limited, or any Affiliate thereof.

     1.3 "Device" means any accessory, applicator, device or other means for application of Products.

     1.4 "Field of Use" means any application of Products other than the specific Bio-Material Projects.

     1.5 "HAE Technology" shall mean all technical information, technical knowledge, know-how, experience, trade secrets, clinical data and information, product specifications, formulations, designs, dossiers, uses, processes and toxicological, pharmacological clinical and medical data, health registration data, relating to the manufacture, use, registration and sale developed, owned or controlled by HAE relating to the Initial Product or Patent Rights.

     1.6 "Improvements" shall mean any improvement, development or invention derived from or relating to Patent Rights or HAE Technology identified, developed or made at any time during the term of this Agreement.



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


     1.7 "Initial Products" shall mean the fibrin sealant product known under the trade name Hemaseel HMN and the specifications which are those set forth in Exhibit B attached hereto.

     1.8 "Net Sales" means the gross amount invoiced or otherwise charged by Licensee and its Affiliates for the sale or other disposition of Products, less the following deductions (to the extent not recovered or recoverable from any Person): (a) trade and/or quantity discounts actually allowed and taken in amounts as are customary in the trade,
          (b) sales and other excise taxes and customs duties paid, absorbed or allowed, (c) transportation, postage and insurance costs, (d) amounts repaid, credited or allowed by reason of rejection, defects or returns; and (e) amounts allocated for any Device sold with the Product; provided, that in no event shall the aggregate of all such deductions with respect to the Net Sales of any Products in a particular country exceed ___% of the amount invoiced or otherwise charged by Licensee or such Affiliate (as the case may be) for such Products in such country unless Licensee provides to Licensor appropriate documentation reasonably satisfactory to Licensor indicating for such particular country that the aggregate of all such deductions exceed ___% and Licensor approves the deduction thereof in writing (which approval shall not be unreasonably withheld by Licensor) (collectively "Permitted Deductions"). In the event of any sale or other disposition of any Products by Licensee to any Affiliate thereof for resale to its customers, "Net Sales" shall be based on the greater of the gross amount invoiced or otherwise charged by Licensee to such Affiliate or the gross amount invoiced or otherwise charged by such Affiliate to its customers for such Products, less (in either such case) the Permitted Deductions. In the event of any Products which are not sold but are otherwise disposed of by Licensee or any Affiliate thereof, "Net Sales" for purposes of computing the royalties payable hereunder shall be the then current selling price charged by Licensee or such Affiliate for such Products or, if none, the selling price at which products of a similar nature sold in similar quantities are then currently being offered for sale by Licensee or such Affiliate less (in either such case) the Permitted Deductions;
          provided, that "Net Sales" shall not include any amount for any Products which are not sold but are otherwise disposed of by Licensee or any Affiliate thereof in the ordinary course of its business (and consistent with past practices) solely for purposes of research and development activities, obtaining governmental approvals or providing free samples or other similar marketing efforts relating to the Products.



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


     1.9 "Patent Rights" means the patents and patent applications as specified in Exhibit C, and all patent applications that may hereafter be filed by or on behalf of HAE for the Initial Product, and, all patents which may be granted pursuant to any of such patent applications, including any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations in part and divisions/thereof and any supplemental protection certificates related thereto.

     1.10 "Persons" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, limited liability company or company, or any governmental body, agency or official, or any other entity.

     1.11 "Products" means a fibrin sealant consisting of combining fibrinogen and thrombin, in any form, made, used, developed or sold by Licensee using any of the HAE Technology or which is covered by any claim included within the Patent Rights, including any Improvements.

     1.12 "ZLB Technology" shall mean all patents, patent applications, technical information, know-how, experience, trade secrets, clinical data and information, including but not limited to product specifications, formulations, designs, dossiers, uses, processes and toxicological, pharmacological, clinical and medical data, health registration data, related to the manufacture, use registration and sale developed, owned or controlled by ZLB relating to the Products.


2.   GRANT OF LICENSE

     2.1 Exclusive Manufacturing License for Initial Product: HAE hereby grants ZLB a sole and exclusive worldwide license to manufacture the Initial Product under the Patent Rights and HAE Technology. HAE hereby confirms and undertakes that during the term of this Agreement, HAE shall not make, use or grant to any third party whatsoever any right, title or interest in the Patents and HAE Technology for the sole purpose of manufacturing the Initial Product.

     2.2 Non-exclusive License. Licensor hereby grants to ZLB a non-exclusive worldwide license to the HAE Technology and Patent Rights to make, use, sell, offer for sale, research and develop Products in the Field of Use.



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


     2.3 Sublicense. ZLB shall be entitled to sublicense the rights granted in Sections 2.2-2.3 to a third party in the event that ZLB has difficulty in production capacity or otherwise and for purposes of appointing a marketing partner to sell such Products.

     2.4 Cross License. ZLB hereby grants HAE a non-exclusive world-wide license to use, sell, offer for sale and import any and all Products, including any and all rights in ZLB Technology necessary to use, sell, offer for sale and import the Products. Notwithstanding the forgoing or the fact HAE Technology or Patent Rights has been incorporated into a developed product other than the Initial Product, Haemacure shall have no rights to Products developed under this License Agreement (other than the Initial Product or liquid formulation of the Product) if such product was developed with a third-party that provided substantial technology or development efforts to develop the product and such third party fails to consent to Haemacure's co-marketing the product after ZLB extends commercially reasonable efforts to obtain HAE such rights.

     2.5 Title and Ownership. Title to and ownership of the HAE Technology and the Patent Rights shall remain with HAE, and ZLB shall not acquire (by implication, by estoppel or otherwise) any rights thereto or license thereunder, except as expressly provided herein. Nothing in this Agreement shall be construed to provide either party with any rights to assets of the other party or its Affiliates other than as specifically provided in this Agreement. HAE specifically retains the right to do itself all things it is licensing hereunder, except for the manufacture of the Initial Product described in Section 2.1.

     2.6 Disclosure. HC shall disclose to ZLB the complete patent applications filed or to be filed relating to Products as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a patent anywhere. ZLB shall have the right to review all such pending and proposed applications and other proceedings.

     2.7 Notification of Improvement. ZLB undertakes to notify and furnish HAE information relating to any Improvements made by or which may come within the possession or control of ZLB relating to the Products.



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


3.   RESPONSIBILITIES OF LICENSEE

     3.1 Facility. Licensee shall (at its sole cost and expense) use reasonable diligence relating to the development, manufacture and sale of the Initial Product, including continuing construction of a dedicated facility for the manufacture of the Initial Product in accordance with the project schedule attached as Exhibit D; provided, however, that Licensee shall be entitled to exercise customary and prudent business judgment in performing its obligations hereunder.

     3.2 Clinical Trials. Licensee shall (at its sole cost and expense) use reasonable diligence in conducting clinical trials for registration of the Initial Product in the United States and European countries. HAE shall provide ZLB such assistance as is reasonably requested by ZLB. ZLB shall consult with HAE regarding indications of use, provided however, the strategy and implementation of the clinical trials shall be in the sole discretion of ZLB.

     3.3 Registrations. Licensee shall in each country or jurisdiction in which Licensee desires to import, manufacture, market, distribute, sell or use any Products, obtain all necessary licenses, declarations, filings and registrations and pay or otherwise satisfy all applicable taxes, fees, fines and penalties to, any governmental or regulatory (domestic or foreign) or any other Person (either governmental or private) relating thereto. All development, including but not limited to registration, shall be made in the name of ZLB.

     3.4 Good Faith. Licensee shall take no action the purpose of which is to avoid its obligations under this Agreement, including designing around the Patent Rights or entering into third-party development agreements to foreclose HAE's co-marketing rights in the Products.

4.   PAYMENT

     4.1  General  Consideration:  In consideration of the license granted under
          Section 2, ZLB agrees to the following payments and grant of rights:

          (i)   Up-front   Payment:   ZLB   agrees   to  pay   HAE  an   initial
                non-refundable, one-time payment of USD __ Mio payment, payable contemporaneous with the execution of this Agreement.



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


          (ii) Royalty: Further, ZLB shall pay to HAE a royalty amount of 5% percent of Net Sales of the Products.

          (iii) Co-marketing Right: Further, ZLB's license hereunder is conditioned upon the grant to HAE of co-marketing rights as described in Section 2.4 and the execution by ZLB of the Supply Agreement attached hereto as Exhibit D.

     4.2 No Offsets; Late Payments. All amounts payable under this Agreement are payable in [U.S. Dollars], without any deduction, offset, defense or counterclaim for any reason whatsoever. Interest on late payments shall be assessed by Licensor and payable by Licensee at the rate of 1-1/2% per month of part thereof that any such payment remains unpaid, or the maximum amount permitted by law, whichever is less. Licensee shall pay or reimburse Licensor for all costs of collection, including, without limitation, reasonable attorneys' fees and expenses.

     4.3 Payment. Royalties shall be payable by Licensee within 30 days after the end of each calendar quarter based on the Net Sales of the Products during the preceding calendar quarter. Such payments shall be accompanied by a statement setting forth the Net Sales of the Products by Licensee and its Affiliates, which statement shall indicate (i) the gross amount invoiced or otherwise charged by Licensee and its Affiliates for the sale or other disposition of the charged by Licensee and its Affiliates for the sale or other disposition of the Products, (ii) the Net Sales of the Products, and (iii) the Permitted Deductions taken by Licensee with respect to sales or other dispositions of the Products in any country where the amount thereof exceeds 20% of the gross amount invoiced or otherwise charged therefor and Licensor has approved the deduction thereof as provided in Section
          1.8 hereof.

     4.4 Accounting; Blocked Currency. The aggregate amount of the Net sales of the Products used for computing the royalties payable by Licensee pursuant to Section 5.1(i) hereof shall be computed in the U.S.
          Dollars, and all payments of such royalties shall be made in U.S. Dollars. For purposes of determining the amount of royalties due with respect to any period, the amount of the Net Sales of the Products during such period in any foreign currency ("Other Currency") shall be computed generally by converting such amount into U.S. Dollars in accordance with generally accepted accounting principles and pursuant to Licensee's formal established accounting procedures for the calculation of Licensee's foreign earnings for financial reporting purposes with



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


          respect to such period. Licensee shall pay to Licensor the amount of accrued royalties in respect of any such Net Sales within 30 business days after the date on which the relevant Other Currency shall become convertible into U.S. Dollars and transferable to _________. Licensee shall provide to Licensor such documentation with respect to any of the above situations as Licensor shall reasonably request.

     4.5 Records. Licensee shall keep complete and accurate records of the Net Sales of the Products in sufficient detail to allow the royalties payable hereunder to be accurately determined. Licensor shall have the right for a period of two years after receiving any report or statement with respect to royalties due and payable hereunder to appoint an independent accounting firm reasonably acceptable to Licensee to inspect and audit the relevant records of Licensee and its Affiliates to verify such report or statement. Licensee and its Affiliates shall make their records available for inspection and audit by such independent accounting firm of Licensor during regular business hours at such place r places where such records are customarily kept, upon reasonable notice to Licensee, to the extent reasonably necessary to verify the accuracy of the reports and payments required hereunder; provided, that such inspection and audit right shall not be exercised more than once in any calendar year with respect to Licensee or any Affiliate thereof. Licensor shall be responsible for the cost of any such inspection and audit by an independent accounting firm, unless such inspection and audit discloses for any calendar quarter examined that there shall have been a discrepancy of greater than 5% between the royalties payable by Licensee hereunder and the royalties actually paid to Licensor with respect to such calendar quarter, in which case Licensee shall be responsible for the payment of the entire cost of such inspection and audit. Licensor agrees to hold confidential all information concerning royalty payments and reports, and all information obtained from Licensee or any Affiliate thereof in the course of any inspection or audit hereunder, except to the extent that it is necessary for Licensor to disclose such information in order to enforce its rights under this Agreement or if required by law or any governmental authority (including, without limitation, any s tock exchange upon which Licensor's shares or other securities may be traded); provided, however, if any party shall be required by law to disclose any such Confidential Information to any other Person, such party shall give prompt written notice thereof to the other party and impose upon any Person entitled to obtain such Confidential Information such obligations of confidentiality as may be lawfully available.



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


5.   REPRESENTATIONS AND WARRANTIES

     5.1  By Licensor.  Licensor hereby represents and warrants to Licensee that
          (a) Licensor has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by Licensor of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon Licensor, (c) to the best knowledge of Licensor, the use of the HAE Technology and practice of the Patent Rights by Licensee as provided herein do not infringe or violate any patent or other right of any Person, and (d) this Agreement constitutes a valid and binding agreement of Licensor, enforceable against Licensor in accordance with its terms except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.2  By Licensee.  Licensee hereby represents and warrants to Licensor that
          (a) Licensee has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by Licensee of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon Licensee, and (c) this Agreement constitutes a valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3 Negation of Representations and Warranties. Nothing in this Agreement shall be construed as:

          (i) an obligation of either party to bring, prosecute or defend actions or suits, or to assist the other party in bringing, prosecuting or defending actions or suits, against third parties for infringement, except as provided in Section 8.2; or



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


          (ii)  conferring  the  right  to  use  in  advertising,  publicity  or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of either party or any contraction thereof or the name of any of its employees, inventors, officers, and trustees in any advertising, promotional, or sales literature without the prior written consent of such party, including the express understanding that the trade name Hemaseel HMN shall remain the sole property of HAE; or

          (iii) conferring by implication, estoppel or otherwise any license or rights under any patents of Licensor other than the Patent Rights, regardless of whether such patents are dominant or subordinate to the Patent Rights; or

          (iv) granting any rights to Licensor in any patents or trade secrets of Licensee developed independently of any technology licensed hereunder and without use of any trade secrets, patents or other intellectual property of Licensor.

     5.4 Survival of Representations and Warranties. The representations and warranties contained herein shall survive the execution, delivery and performance of this Agreement by the parties, notwithstanding any investigation at any time made by or on behalf of any party or parties.

6.   LIMITATIONS ON LIABILITY

     6.1 No Warranties. Except as expressly set forth in Section 5 of this Agreement, neither party makes any representations or warranties as to any matter whatsoever. LICENSOR DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (a) THAT THE LICENSOR DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (a) THAT HAE TECHNOLOGY OR THE USE THEREOF, THE PATENT RIGHTS OR THE PRACTICE THEREOF OR THE PRODUCTS WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY PERSON AND (b) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE OR MERCHANTABILITY OF THE HAE TECHNOLOGY, THE PATENT RIGHTS OR THE PRODUCTS, OR THEIR SUITABILITY OR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, THE DESIGN,



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


          DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY PRODUCTS, AND LICENSOR DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

     6.2 Limitation of Liability. The liability of Licensor under this Agreement for any cause whatsoever, regardless of the form of action (whether in contract, in tort, including negligence, or otherwise), shall be limited to general money damages (and no other relief) in an amount not to exceed the aggregate amounts actually paid by Licensee or Licensor hereunder. UNDER NO CIRCUMSTANCES SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY LOSS OF PROFITS OR SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND WHATSOEVER.

     6.3 Force Majeure. No party shall be liable for failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with any governmental regulation, request or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including, without limitation, Acts of God, war, insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable such party to perform it obligations hereunder. Each party shall (a) promptly notify the other party in writing of any such event of force majeure, the expected duration thereof and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.

7.   PATENT MAINTENANCE AND RENEWAL

     7.1 Patent prosecution. HAE and ZLB undertake to keep each other promptly and fully informed of the course of patent prosecution or other proceedings. ZLB shall provide such patent consultation to HAE at no cost to HAE.

     7.2 Patent Maintenance; Extension. Licensor shall pay any maintenance fee or take any other steps to maintain any of its Patent Rights relating to the Product in force; provided, however, Licensor shall not be required to do any of the foregoing if Licensor believes any such action would be contrary to its reasonable business judgment, in which event Licensor shall notify Licensee in writing at least 30 days prior to taking or not



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


          taking any action which would result in the loss of rights hereunder and if Licensee chooses; Licensor shall permit Licensee to take such actions at its own expense.

     7.3 Grant regarding future patent. HAE shall independently, or at ZLB's request, but at its own cost diligently prosecute to grant all future patent applications within the Patent Rights so as to secure the broadest claims reasonably obtainable.

     7.4 Timely notification. HAE shall notify ZLB in a timely manner before taking any decision to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, ZLB shall have the option, at its own expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

     7.5 Reimbursements of costs. Within 30 days of receipt of invoices from HAE, ZLB shall reimburse HAE for 50% of all the costs of filing, prosecuting, extending, responding to opposition and maintaining patent applications and patents in countries where filings have been made as of the execution date of this Agreement.

     7.6 Improvements. In the event of any Improvements by ZLB, ZLB shall decide on its own discretion as to whether or not patent applications shall be filed. And any such application shall be in ZLB's name only.

8.   PATENT PROTECTION AND LITIGATION

     8.1 Notification of infringement: Each of the parties shall promptly notify the other in the event of any potential infringement by any third party or any claims relating to the Patent Rights or Products. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the Patent Rights and HAE Technology, or the Initial Products.

     8.2 Infringement Claims. If infringement occurs, Licensor may, at its option, and at its own expense, take steps to prevent further infringement by third parties of Patent Rights or other rights licensed hereunder. In connection with any action taken by Licensor to prevent infringement of or defend challenges to any Patent Rights or other rights licensed hereunder, the Licensee shall cooperate fully and, if requested, make available to Licensor any and all relevant information, data, documents, consultants, expert witnesses, and any other materials or assistance reasonably required, provided that the costs of any such materials or assistance shall be paid for by the Licensor. In the event Licensor fails to take reasonable steps to prevent further infringement of Patient Rights or other rights licensed hereunder by third parties within 30 days following notice of an infringement, Licensee shall have the right to take such action as it deems appropriate to halt such infringement, at its own expense, provided that the infringement is on fibrin sealant products, and materially affects Licensee's exercise of the rights licensed hereunder. Licensee recognizes Licensor's substantial interest in the outcome of such proceedings and shall diligently pursuant such proceedings with competent counsel. Licensee shall permit Licensor, at its own expense, to engage counsel and participate fully in such proceedings. Licensor agrees to cooperate fully with Licensee and execute any documents determined by Licensee to be necessary, at Licensee's expense.

     8.3 Product Liability Claims. Licensee agrees to indemnify, defend and hold harmless Licensor and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including the cost of settlement, legal and accounting fees and any other expenses for investigating or defending any actions or threatened actions) arising out of, relating to, resulting from or in connection with the manufacture, packaging, labeling, marketing, distribution, sale and/or use by Licensee or any Affiliate thereof of any Product or the negligence, misconduct or fraud of Licensee or any affiliate thereof, or their respective directors, officers, employees or agents, except to the extent that the same relates only to the Patent Rights, the Licensed Test Technology or the use thereof by Licensee as provided herein. In the event such claim is made or such an action is commenced, Licensor agrees to promptly notify Licensee of such claim or action and Licensee may, at its option, elect to assume control of the defense of such claim or action; provided, however, that (a) Licensor shall be entitled to participate therein (through counsel of its own choosing) at Licensor's sole cost and expense, and
          (b) Licensee shall not settle or compromise any such claim or action without the prior written consent of Licensor, unless such settlement or compromise includes a general release of Licensor and its Affiliates, and their respective directors, officers, employees and agents, from any and all liability with respect thereto.

     8.4 Litigation: The party taking enforcement action shall not settle any alleged infringement of the Patent Rights or rights licensed hereunder that would adversely affect the other party without such other party" prior written consent, which will not be unreasonably withheld.

     8.5 Allocation of Recovery: The award or settlement in any such litigation shall be used first to reimburse the party taking such action for its fees and expenses, with any balance divided between the parties in proportion to the injury caused to each by the infringement.

9.   DURATION AND TERMINATION

     9.1 Duration. This Agreement shall commence on the date of signing and shall continue in full force until the expiry of the last patent included in the Patent Rights unless earlier terminated in accordance with Section 9.2 below. After the end of this period, the Agreement shall expire without notice. The parties may agree to extend the term of this Agreement.

     9.2  Circumstances  of  Termination.  The Parties  hereto  anticipate  this
          Agreement  may  be  terminated  by  the  respective   Party  upon  the
          occurrence of one of the following events:

          (i) Either party may terminate this Agreement in the event that the other party files or has filed against it (and such filing is not dismissed or stayed within 60 days) a petition in bankruptcy or enters into any similar arrangement for the benefit of its creditors.

          (ii) In the event that any of the Patent Rights shall be invalidated or denied by a final court decision, ZLB shall be entitled to terminate this Agreement upon 30 days written notice.

          (iii) In the event that the Initial Product becomes incapable of obtaining approval or registration with the appropriate agencies, both Parties shall be entitled to terminate this Agreement upon 60 days written notice.

          (iv) Either party may terminate this Agreement if the other party commits a material breach of its obligations hereunder and such breach is not cured within 30 days after receipt of notice specifying such breach.

          (v) In the event that ZLB materially violates the Supply Agreement between the parties and such violation is not cured within 30 days, HAE shall be entitled to terminate this Agreement upon 30 days written notice.

     9.3 Consequences of Termination. The termination of this Agreement for any reason shall be without prejudice to(i) the right of Licensor to receive all amounts accrued under Section 4 hereof prior to the effective date of such termination, (ii) the confidentiality and nondisclosure obligations of the parties pursuant to Section 10 hereof, and (iii) any other remedies as may now or hereafter be available to any party, whether under this agreement of otherwise. If this Agreement is terminated by the Licensor pursuant to this Section 9, Licensee and its Affiliates shall (a) discontinue the manufacture, use and sale of the Products, if (i) any patents shall have issued and be included within the Patent Rights which cover such Products, and
          (ii) the effective date of such termination is before the expiration of the last to expire of such patents, and (b) immediately cease the use of all Confidential Information and all HAE Technology obtained from Licensor.

10.  CONFIDENTIALITY

     10.1 Confidentiality. During the term of this Agreement and for a period of 10 years thereafter, each party shall keep strictly confidential and shall not disclose to any third party any proprietary or confidential information disclosed to it by the other Party hereunder or pursuant to the Cooperation and License Agreement in writing, or orally disclosed hereunder and confirmed in writing as being confidential promptly after its oral disclosure, except to the extent such disclosed information

          (i) is or becomes generally available to the public through no fault on the part of the receiving party, or

          (ii) was known to the receiving party prior to receipt thereof as evidenced by prior written documents in the possession of the receiving party, or

          (iii) is subsequently disclosed to the receiving party in good faith by a third party who is not under an obligation of secrecy as to the information disclosed.

     10.2 Inter-Party Disclosures. It is agreed that, for the purpose of this Agreement, specific disclosures of information disclosed to each other shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the receiving party's possession or in the public domain.

     10.3 Third parties. Each party hereby undertakes to impose the same obligation of secrecy on its employees, licensees or sub-licensees, contractors or agents, as the case may be.

11.  GOVERNING LAW AND ARBITRATION

     11.1 Governing  Law:  The  validity,   construction,   interpretation   and
          performance of this Agreement shall be governed by the substantive Laws of Switzerland expressly excluding the conflict of law rules.

     11.2 Arbitration: Any or all disputes arising between the parties hereto from or in connection with this Agreement or in respect of the conclusion interpretation, breach or enforcement thereof shall, where not capable of being settled amicably, be settled to the exclusion of recourse to the ordinary courts of law finally and with binding effect by arbitration under the Rules of the International Chamber of Commerce by an arbitration tribunal consisting of three arbitrators appointed in accordance with the said Rules, save that each party is entitled as a provisional and protective measure to seek injunctive relief from an ordinary court of law as may be possible under [Canadian or US] or Swiss law. The foregoing shall also apply to the decision respecting the jurisdiction of the arbitration tribunal and the validity of this arbitration clause. Any such arbitration shall be held in Paris and be conducted in the English language.

12.  MODIFICATIONS AND NOTICES

     12.1 Modifications. No modification hereof shall be of any force or effect unless reduced to writing and signed by the parties claimed to be bound thereby and no modification shall be effected by the acknowledgement or acceptance of any order containing different conditions.

     12.2 Notice. All communication notices or the like between the parties shall be valid when made by telegraph or telex communication subsequently to be confirmed in writing and addressed to the following addresses:

                To Licensee:            CEO
                                        ZLB CENTRAL LABORATORY,
                                        BLOOD TRANSFUSION SERVICE SRC,
                                        Wankdorfstrasse 10,
                                        3000 Bern 22, Switzerland
                                        Attention:  Chief Executive Officer
                with a copy to:         Naegeli & Streichenberg
                                        Stockerstrasse 38
                                        CH-8002 Zurich, Switzerland
                                        Attention:  Peter J. Schmid

                To Licensor:            HAEMACURE CORPORATION
                                        One Sarasota Tower
                                        Two North Tamiami Trail, Suite 802,
                                        Sarasota FL 34236, USA
                                        Attention: Chief Executive Officer

                with a copy to:         Foley & Lardner
                                        777 East Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202-5367
                                        Attention:  James F. Stern


13.  SEVERABILITY

     13.1 In the event any provision of this Agreement is declared illegal or unenforceable, it is the intent of both parties that the remaining provisions shall continue in full force and effect and that the illegal or unenforceable provision shall be substituted by a provision having a similar commercial effect.

14.  NO WAIVER

     14.1 No waiver: No waiver of any breach of any part of the terms or conditions herein contained to be performed by the other party shall not be construed as a waiver of any subsequent breach whether for the same or any other term or condition hereof

15.  MISCELLANEOUS

     15.1 Assignment by ZLB. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of ZLB or its successor ZLB AG or any of its subsidiaries or licensees under this Agreement. HC expressly agrees that all rights and duties contained in this Agreement may be transferred and assigned to the new ZLB AG after its incorporation.

     15.2 Assignment by HAE. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of HAE or its successor, assigns, subsidiaries or licenses under this Agreement, provided, however, the cross license under Section 2.4 and Supply Agreement may only be assigned in whole and not in part.

     15.3 Entire Agreement: Along with the Supply Agreement, this Agreement constitutes the legal, valid, binding and enforceable obligation and sets forth the entire understanding of the parties and supersedes and cancels any prior communications, understandings and agreements between the parties relating to the subject matter hereof and may not be amended or modified except in writing executed by each of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

For and on behalf of Haemacure                 For and on behalf of ZLB


By:                                            By:
   ---------------------------                    ------------------------------

Typed name:                                    Typed name:
           -------------------                            ----------------------

Position:                                      Position:
         ---------------------                          ------------------------

                                    EXHIBIT A

                                 DESCRIPTION OF
                              BIO-MATERIAL PROJECTS

                                    EXHIBIT B

                                 SPECIFICATIONS:
                                 INITIAL PRODUCT

                                    EXHIBIT C

                                   PATENTS AND
                               PATENT APPLICATIONS

                                    EXHIBIT D

                            FACILITY PROJECT SCHEDULE